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                                                        Exhibit 10.12




                           CREDIT AGREEMENT





                       DATED AS OF MAY 15, 1998,



                               among



                       BIO-RAD LABORATORIES, INC.



                            THE LENDERS


                                and


             THE FIRST NATIONAL BANK OF CHICAGO, AS AGENT.

      TABLE OF CONTENTS


   ARTICLE I - DEFINITIONS                                                   1

   ARTICLE II - THE CREDITS                                                 10
    2.1 Commitment                                                          10
    2.2 Required Payments; Termination                                      10
    2.3 Ratable Loans                                                       10
    2.4 Types of Advances                                                   10
    2.5 Commitment Fee; Reductions in Aggregate Commitment                  10
    2.6 Minimum Amount of Each Advance                                      11
    2.7 Optional Principal Payments                                         11
    2.8 Method of Selecting Types and Interest Periods for New Advances     11
    2.9 Conversion and Continuation of Outstanding Advances                 12
    2.10 Interest Rates                                                     12
    2.11 Rates Applicable After Default                                     12
    2.12 Method of Payment                                                  13
    2.13 Notes; Telephonic Notices                                          13
    2.14 Interest Payment Dates; Interest and Fee Basis                     13
    2.15 Notification of Advances, Interest Rates, Prepayments and
         Commitment Reductions                                              14
    2.16 Lending Installations                                              14
    2.17 Non-Receipt of Funds by the Agent                                  14
    2.18 Withholding Tax Exemption                                          14

   ARTICLE III - CHANGE IN CIRCUMSTANCES                                    15
    3.1 Yield Protection                                                    15
    3.2 Changes in Capital Adequacy Regulations                             15
    3.3.Availability of Types of Advances                                   16
    3.4 Funding Indemnification                                             16
    3.5 Lender Statements; Survival of Indemnity                            16
    3.6 Election to Terminate                                               17

   ARTICLE IV - CONDITIONS PRECEDENT                                        17
    4.1 Initial Advance                                                     17
    4.2 Each Advance Which Increases Outstanding Advances                   18
    4.3 Each Advance Which Does Not Increase Outstanding Advances           18

   ARTICLE V - REPRESENTATIONS AND WARRANTIES                               19
    5.1 Corporate Existence and Standing                                    19
    5.2 Authorization and Validity                                          19
    5.3 No Conflict; Government Consent                                     19
    5.4 Financial Statements                                                19
    5.5 Material Adverse Change                                             20
    5.6 Taxes                                                               20

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    5.7 Litigation and Contingent Obligations                               20
    5.8 Subsidiaries                                                        20
    5.9 ERISA                                                               20
    5.l0 Accuracy of Information                                            20
    5.11 Regulation U                                                       21
    5.12 Material Agreements                                                21
    5.13 Compliance With Laws                                               21
    5.14 Compliance with Environmental Laws                                 21
    5.15 Ownership of Properties                                            21
    5.16 Patents and Trademarks                                             21
    5.17 Investment Company Act                                             22
    5.18 Public Utility Holding Company Act                                 22

   ARTICLE VI - COVENANTS                                                   22
    6.1 Financial Reporting                                                 22
    6.2 Use of Proceeds                                                     23
    6.3 Notice of Default                                                   24
    6.4 Conduct of Business                                                 24
    6.5 Taxes                                                               24
    6.6 Insurance                                                           24
    6.7 Compliance with Laws                                                24
    6.8 Maintenance of Properties                                           24
    6.9 Inspection                                                          25
    6.10 Dividends                                                          25
    6.11 Merger                                                             25
    6.12 Sale of Assets                                                     25
    6.13 Sale of Accounts                                                   26
    6.14 Sale and Leaseback                                                 26
    6.15 Contingent Obligations                                             26
    6.16 Liens                                                              26
    6.17 Unfunded Liabilities                                               27
    6.18 Consolidated Tangible Net Worth                                    28
    6.19 Total Indebtedness / Adjusted EBITDA Ratio                         28
    6.20 Fixed Charge Coverage Ratio                                        28

   ARTICLE VII - DEFAULTS                                                   28

   ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES            29
    8.1 Acceleration                                                        29
    8.2 Amendments                                                          30
    8.3 Preservation of Rights                                              30

   ARTICLE IX - GENERAL PROVISIONS                                          31
    9.1 Survival of Representations                                         31
    9.2 Governmental Regulation                                             31
    9.3 Taxes                                                               31

    9.4 Headings                                                            31
    9.5 Entire Agreement                                                    31
    9.6 Several Obligations; Benefits of this Agreement                     31
    9.7 Expenses; Indemnification                                           31
    9.8 Numbers of Documents                                                32
    9.9 Accounting                                                          32
    9.10 Severability of Provisions                                         32
    9.11 Nonliability of Lenders                                            32
    9.12 CHOICE OF LAW                                                      32
    9.13 CONSENT TO JURISDICTION                                            32
    9.14 WAIVER OF JURY TRIAL                                               33

   ARTICLE X - THE ADMINISTRATIVE AGENT                                     33
    10.1 Appointment; Nature of Relationship                                33
    10.2 Powers                                                             33
    10.3 General Immunity                                                   33
    10.4 No Responsibility for Loans, Recitals, etc.                        34
    10.5 Action on Instructions of Lenders                                  34
    10.6 Employment of Agents and Counsel                                   34
    10.7 Reliance on Documents; Counsel                                     34
    10.8 Agent's Reimbursement and Indemnification                          34
    10.9 Rights as a Lender                                                 35
    10.l0 Lender Credit Decision                                            35
    10.11 Successor Agent                                                   36
    10.12 Agent's Fee                                                       36
    10.13 Notice of Default                                                 36

   ARTICLE XI - SETOFF; RATABLE PAYMENTS                                    36
    11.1 Setoff                                                             36
    11.2 Ratable Payments                                                   36

   ARTICLE XII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS          37
    12.1 Successors and Assigns                                             37
    12.2 Participations                                                     37
         12.2.1 Permitted Participants; Effect                              37
         12.2.2 Voting Rights                                               37
         12.2.3 Benefit of Setoff                                           38
    12.3 Assignments                                                        38
         12.3.1 Permitted Assignments                                       38
         12.3.2 Effect; Effective Date                                      38
    12.4 Dissemination of Information                                       39
    12.5 Tax Treatment                                                      39

   ARTICLE XIII - NOTICES                                                   39
    13.1 Giving Notice                                                      39
    13.2 Change of Address                                                  39

   ARTICLE XIV - COUNTERPARTS                                               39



   EXHIBIT "A" - NOTE                                                       42

   EXHIBIT "B" - FORM OF OPINION                                            44

   EXHIBIT "C" - COMPLIANCE CERTIFICATE                                     46

   EXHIBIT "D" - ASSIGNMENT AGREEMENT                                       49

   EXHIBIT "E" - LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION             60

   EXHIBIT "F" - CONFIDENTIALITY AGREEMENT                                  61


   SCHEDULE "1" - SUBSIDIARIES

   SCHEDULE "2" - INDEBTEDNESS AND LIENS

   SCHEDULE "3" - LITIGATION

   SCHEDULE "4" - LETTERS OF CREDIT

   SCHEDULE "5" - PRICING SCHEDULE

   SCHEDULE "6" - INITIAL COMMITMENT SCHEDULE

                           CREDIT AGREEMENT

        This Credit Agreement (this "Agreement"), dated as of May 15, 1998, is among BIO-RAD LABORATORIES, INC., a Delaware corporation (the "Borrower"), THE FIRST NATIONAL BANK OF CHICAGO, a national banking association ("First Chicago"), those other lenders from time to time party hereto (First Chicago and such other lenders being referred to herein individually as a "Lender" and collectively as the "Lenders"), and First Chicago, as agent for the Lenders (in such capacity, the "Agent").


                               ARTICLE I

                              DEFINITIONS

        As used in this Agreement:

        "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, partnership corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

        "Adjusted EBITDA" means, calculated for the four full consecutive fiscal quarters ending on the date of determination, the sum of: (i) the EBITDA of the Borrower and its Subsidiaries on a consolidated basis during such period, plus (ii) in the event the Borrower or any Subsidiary consummates any Acquisition during such period, the EBITDA of any such acquired Person for the time during such period prior to such Acquisition.


        "Advance" means a borrowing hereunder (or conversion or continuation hereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Fixed Rate Advances, for the same Interest Period.

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" means First Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

        "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

        "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

        "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate
   Base Rate for such day and (ii) the sum of Federal Funds
   Effective Rate for such day plus 1/2% per annum.

        "Applicable Fee Rate" in connection with the commitment fee payable pursuant to Section 2.5 below means at any date the percentage per annum set forth on the Pricing Schedule in the applicable category column and corresponding to the range of Total Indebtedness /Adjusted EBITDA Ratio under which the Borrower's Total Indebtedness /Adjusted EBITDA Ratio (as determined based on the financial statements delivered by the Borrower pursuant to Section 6.1 (i) and
   (ii) below) falls for the fiscal quarter ended immediately prior to such date. Any adjustment in the Applicable Fee Rate shall be effective beginning on the fifth Business Day after the delivery of the applicable financial statements.

        "Applicable Margin" in connection with the Eurodollar Rate means at any date the percentage per annum set forth on the Pricing Schedule in the applicable category column and corresponding to the range of Total Indebtedness /Adjusted EBITDA Ratio under which the Borrower's Total Indebtedness /Adjusted EBITDA Ratio (as determined based on the financial statements delivered by the Borrower pursuant to Section 6.1
   (i) and (ii) below) falls for the fiscal quarter ended immediately prior to such date. Any adjustment in the Applicable Margin shall be effective beginning on the fifth Business Day after the delivery of the applicable financial statements.

        "Arranger" means First Chicago Capital Markets, Inc.

        "Article" means an article of this Agreement unless another document is specifically referenced.

        "Authorized Officer" means any of the Chairman, President, Vice-President, Chief Financial Officer,
   Treasurer or any Assistant Treasurer of the Borrower, acting singly.

        "Borrower" means Bio-Rad Laboratories, Inc., a Delaware corporation, and its successors and assigns.

        "Borrowing Date" means a date on which an Advance is made hereunder.

        "Borrowing Notice" is defined in Section 2.8.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and Los Angeles for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

        "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount for such Lender set forth in the most current commitment schedule provided to the Borrower and the Lenders by the Agent (as such schedule may be modified from time to time pursuant to the terms hereof), with the initial commitment schedule being attached hereto as Schedule "6".

        "Condemnation" is defined in Section 7.8.

        "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with GAAP, less
   Intangible Assets.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit.

        "Conversion/Continuation Notice" is defined in Section
   2.9.

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by the Agent from time to time, changing when and as said corporate base rate changes.

        "Default" means an event described in Article VII.

        "EBITDA" means, with respect to any Person and all such Person's Subsidiaries on a consolidated basis, calculated for the four full consecutive fiscal quarters ending on the date of determination, (i) net earnings (or loss) after taxes for such period taken as a single accounting period, plus (ii) depreciation, depletion and amortization expense for such period, plus (iii) federal, state and local income (or equivalent) taxes paid or accrued for such period, and plus (iv) total interest expense for such period (including amortization of capitalized Indebtedness issuance costs), whether paid or accrued (including the interest component of Capitalized Leases), including all commissions, discounts and other fees and charges owed with respect to letters of credit, in each case determined in accordance with GAAP and, in the case of clauses (ii) through (iv), to the extent included in the determination of net earnings (or loss) for such period.

        "ERISA" means the Employee Retirement Income Security
   Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

        "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the rate at which the Agent offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's (in its capacity as a Lender) relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period.

        "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months, or such longer period agreed to by the Borrower and all the Lenders, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

        "Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.

        "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by
   (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus
   (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

        "Existing Credit Agreement" means that certain Credit
   Agreement dated as of February 18, 1994 among the Borrower, the Agent and the lenders party thereto, as amended to date.

        "Facility Termination Date" means May 15, 2003, as such date may be extended by written agreement of the Borrower, the Agent and the Lenders in their sole discretion, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

        "First Chicago" means The First National Bank of
   Chicago, a national banking association, in its individual capacity, and its successors.

        "Fixed Charges" means, all interest and all amortization of debt discount and expense on all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis for the four quarters ending on the date of determination (the amount stated as "Interest Expense" on the Borrower's consolidated statement of income) plus all Rentals under operating leases determined on a consolidated basis for such four fiscal quarters.

        "Fixed Charge Coverage Ratio" means, with respect to the Borrower and its Subsidiaries on a consolidated basis, calculated for the four full consecutive fiscal quarters ending on the date of determination, the ratio of (a) (i) Adjusted EBITDA for such period, plus (ii) Rentals for such period, to (b) Fixed Charges for such period.

        "Fixed Rate" means the Eurodollar Rate.

        "Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

        "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

        "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

        "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

        "Floating Rate Loan" means a Loan which bears interest at the Floating Rate.

        "GAAP" means generally accepted accounting principles in effect from time to time.

        "Hazardous Substance" shall mean any hazardous and/or toxic material, substance, and/or waste pollutant and/or contaminant which is regulated as such under any statute, law, ordinance, rule, and/or regulation of any Federal, state, local, and/or regional authority having jurisdiction over Property of the Borrower and/or any of its Subsidiaries and/or its use, including any material, substance, and/or waste which is: (a) defined as a hazardous substance under
   Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), as amended; (b) regulated as a hazardous waste under Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), as amended; and/or (d) defined and/or regulated as a hazardous substance and/or hazardous waste under any rules and/or regulations promulgated under any of the foregoing statutes.

        "Indebtedness" of a Person means, on a consolidated basis and without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
   (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, and
   (vi) Contingent Obligations.

        "Intangible Assets" means the amount of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-up of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1992 in the book value of any asset owned by the Borrower or a Subsidiary, and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

        "Interest Period" means a Eurodollar Interest Period.

        "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

        "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable but shall not include Letters of Credit upon which the Borrower or a Subsidiary is in any way liable and which are (a) currently existing and described in Schedule 4 hereto, (b) issued in the ordinary course of business in connection with bid bonds and performance bonds or (c) trade Letters of Credit in the ordinary course of business.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

        "Loan Documents" means this Agreement, the Notes, and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.

        "Major Indebtedness" is defined in Section 7.5.

        "Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition, results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

        "Notice of Assignment" is defined in Section 12.3.2.

        "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

        "Participants" is defined in Section 12.2.1.

        "Payment Date" means the last day of each March, June, September, and December.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Acquisition" means an Acquisition (i) of the stock or assets of a Person in the same or a related line of business as the Borrower, or of the stock or assets of a

   Person in an unrelated line of business as the Borrower provided that the aggregate consideration for all such Acquisitions of Persons in unrelated lines of business during the term of this Agreement does not exceed $10,000,000, (ii) approved by the board of directors and shareholders of the Person whose stock or assets are being acquired, and (iii) as to which the Borrower has provided to the Agent and each of the Lenders a certified pro forma covenant compliance certificate, in form and detail satisfactory to the Agent and each of the Lenders and demonstrating to their satisfaction that following the consummation of such Acquisition the Borrower will be in compliance with the financial covenants set forth in Sections 6.18, 6.19 and 6.20 below and that after giving effect to such Acquisition there shall not otherwise exist a Default or Unmatured Default hereunder.

        "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Pricing Schedule" means Schedule "5" hereto.

        "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        "Purchasers" is defined in Section 12.3.1.

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Rentals" shall mean for any period all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease and/or surrender of the property, payable by the Borrower or any Subsidiary of the Borrower, as lessee or sublessee under a lease of real and/or personal property), but excluding any amounts required to be paid by the Borrower or any Subsidiary of the Borrower (whether designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume and/or gross revenues.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either
   Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means Lenders in the aggregate having at least 60% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 60% of the aggregate unpaid principal amount of the outstanding Advances.

        "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made.

        "Total Indebtedness" means, as of any date of determination, the amount (determined in conformity with GAAP) of all Indebtedness of the Borrower and all its Subsidiaries, determined on a consolidated basis, created or assumed by any of such Persons.

        "Total Indebtedness / Adjusted EBITDA Ratio" means, as of any date of determination, the quotient of the Total Indebtedness of the Borrower and its Subsidiaries (determined on a consolidated basis) as of such date divided by the Adjusted EBITDA of the Borrower and its Subsidiaries (determined on a consolidated basis) as of such date.

        "Transferee" is defined in Section 12.4.

        "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

        "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                              ARTICLE II

                              THE CREDITS

        2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment; provided, however, that the aggregate amount of Loans made by all Lenders at any one time outstanding shall not exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

        2.2. Required Payments; Termination.  Any outstanding
   Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

        2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

        2.4. Types of Advances.  The Advances may be Floating
   Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

        2.5. Commitment Fee; Reductions in Aggregate
   Commitment. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee equal to the Applicable Fee Rate multiplied by the amount, calculated daily, equal to such Lender's Commitment minus such Lender's pro rata share of all outstanding Loans, from the date hereof to and including the Facility Termination Date, payable quarterly, in arrears, on the last day of each calendar quarter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, upon at least ten Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

        2.6. Minimum Amount of Each Advance. Each Fixed Rate Advance shall be in the minimum amount of $4,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $200,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

        2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $100,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon notice not later than noon (Chicago time) on the date of prepayment to the Agent. Any Fixed Rate Advance may be paid prior to the last day of the applicable Interest Period upon payment of all amounts due under Section 3.4. The Borrower shall give the Agent notice not later than noon (Chicago time) on the date of any prepayment of a Floating Rate Advance, and not later than noon (Chicago time) two Business Days prior to any prepayment of any Fixed Rate Advance. The Agent will promptly notify each Lender of its receipt of any such notice.

        2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Fixed Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than noon (Chicago time) on the proposed Borrowing Date of each Floating Rate Advance and not later than noon (Chicago time) at least three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

             (i)   the Borrowing Date, which shall be a Business
                   Day, of such Advance,

             (ii)  the aggregate amount of such Advance,

             (iii) the Type of Advance selected, and

             (iv) in the case of each Fixed Rate Advance, the Interest Period applicable thereto.

   Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

        2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Fixed Rate Advances. Each Fixed Rate Advance shall continue as a Fixed Rate Advance until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Fixed Rate Advance either continue as a Fixed Rate Advance for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Fixed Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Fixed Rate Advance not later than 10:00 a.m. (Chicago time) on the day of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

             (i)   the requested date, which shall be a Business
                   Day, of such conversion or continuation;

             (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

             (iii) the amount and Type(s) of Advance(s) into
                   which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Fixed Rate Advance, the duration of the Interest Period applicable thereto.

        2.10. Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Fixed Rate Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Fixed Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Facility Termination Date.

        2.11.  Rates Applicable After Default.
   Notwithstanding anything to the contrary contained in
   Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default no Advance may be made as, converted into or rolled over as a Fixed Rate Advance without the prior written consent of the Required Lenders. During the continuance of a Default the Required Lenders may, at their option, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that all outstanding Loans shall bear interest at a rate per annum equal to the Floating Rate plus 2 1/2% per annum.

        2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
   Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

        2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

        2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on the last day of each month, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Fixed Rate Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Fixed Rate Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year and interest on Floating Rate Advances shall be calculated to actual days elapsed on the basis of a year of 365, or 366 when appropriate, days. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance and Floating Rate Advance promptly upon determination of such interest rate and will give each Lender and the Borrower prompt notice of each change in the Alternate Base Rate.

        2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

        2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

        2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.


                              ARTICLE III

                        CHANGE IN CIRCUMSTANCES

        3.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

             (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

             (ii) imposes or increases or deems applicable any
                  reserve, assessment, insurance charge,
                  special deposit or similar requirement
                  against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

             (iii)  imposes any other condition the result of
                  which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

        3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        3.3. Availability of Types of Advances. If any Lender determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Agent shall suspend the availability of the affected Type of Advance and require any Fixed Rate Advances of the affected Type to be repaid; or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Fixed Rate Advances are not available, the Agent shall suspend the availability of the affected Type of Advance with respect to any Fixed Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a Fixed Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Agent shall suspend the availability of the affected Type of Advance with respect to any Fixed Rate Advances made after the date of any such determination. Subject to the provisions of
   Article II, the Borrower may select any unaffected rate option to apply to such affected Advances. If the Borrower fails to select a new rate option, the affected Advances shall be Floating Rate Advances.

        3.4. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

        3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

        3.6. Election to Terminate. If any Lender determines that a Fixed Rate Loan would violate any applicable law, rule, regulation or directive pursuant to Section 3.3 or any Lender (but not all the Lenders) has requested compensation pursuant to Sections 3.1 or 3.2, the Borrower may elect to replace such Lender ("Replaced Lender") with a substitute Lender ("Substitute Lender") with the prior written consent of the Agent, which consent shall not be unreasonably withheld. If the Borrower elects to find a Substitute Lender, the Borrower shall give the Agent at least five Business Days' notice of the identity of such Substitute Lender. On the sixth Business Day following receipt by the Agent of such notice, the Replaced Lender, upon receipt of payment in full of all of its outstanding Obligations, shall execute an assignment in the form of Exhibit "D" hereto of all of its rights and obligations under this Agreement to the Substitute Lender, except its right to indemnifications set forth in Section 9.7 hereof.


                              ARTICLE IV

                         CONDITIONS PRECEDENT

        4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless (1) the Borrower has paid all fees pursuant to that certain fee letter dated April 7, 1998 between the Borrower and the Arranger, (2) the Borrower has paid all closing fees to the Agent to be ratably distributed to the Lenders pursuant to the term sheet dated April 7, 1998 for the transactions represented hereby, and (3) has furnished to the Agent with sufficient copies for the Lenders:

             (i)  Duly executed originals of this Agreement.

             (ii) Duly executed originals of the Notes.

             (iii)  Copies of the certificate of incorporation
                  of the Borrower, together with all
                  amendments, and a certificate of good
                  standing, both certified by the Secretary of State of the State of Delaware.

             (iv) Copies, certified by the Secretary or
                  Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions authorizing the execution of the Loan Documents.

             (v) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to borrow hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

             (vi) A certificate, signed by the chief financial
                  officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

             (vii)  A written opinion of the Borrower's
                  counsel, addressed to the Lenders in
                  substantially the form of Exhibit "B" hereto.

             (viii) Written money transfer instructions, in
                  substantially the form of Exhibit "E" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

             (ix) Such other documents as any Lender or its
                  counsel may have reasonably requested.

             (x) Evidence reasonably satisfactory to the Agent that all outstanding obligations under the Existing Credit Agreement will be satisfied in full upon funding of the initial Advance hereunder.

        4.2. Each Advance Which Increases Outstanding Advances. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

             (i)  There exists no Default or Unmatured Default.

             (ii) The representations and warranties contained
                  in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

             (iii)  All legal matters incident to the making
                  of such Advance shall be satisfactory to the Lenders and their counsel.

        Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit "C" hereto as a condition to making an Advance.

        4.3. Each Advance Which Does Not Increase Outstanding Advances. When the Borrower requests an Advance which, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances, the Borrower shall represent to the Banks whether or not a Default exists. A Borrowing Notice delivered with respect to such an Advance shall constitute a representation that no Default exists. If a Default exists, the requested Advance shall be made as a Floating Rate Advance.


                               ARTICLE V

                    REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lenders that:

        5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to have such authority would not have a Material Adverse Effect.

        5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, other than violations which would not have a Material Adverse Effect, or the Borrower's or any Subsidiary's articles or certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

        5.4. Financial Statements. The September 30, 1997, consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its

   Subsidiaries at such date and the consolidated results of their operations for the period then ended.

        5.5. Material Adverse Change. Since September 30, 1997 there has been no change in the Borrower and its Subsidiaries which had a Material Adverse Effect.

        5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1990. No tax liens have been filed and no claims are being asserted with respect to any such taxes except as permitted under
   Section 6.16(i) below. The Borrower does not know of any proposed additional tax assessment against it for which adequate provisions has not been made on its accounts. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

        5.7. Litigation and Contingent Obligations. Except as set forth on Schedule "3" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

        5.8. Subsidiaries. Schedule "1" hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

        5.9. ERISA. There are no Unfunded Liabilities under any Single Employer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations and no Reportable Event has occurred and is ongoing with respect to any Plan. Since September 30, 1997, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

        5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

        5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which would have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default would have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing any Major Indebtedness.

        5.13. Compliance With Laws. Neither the Borrower nor any Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule and/or regulation to which it is subject; (b) is in default with respect to any order of any court or governmental authority or arbitration board or tribunal; and/or (c) has failed to obtain any license, permit, franchise and/or other governmental authorization necessary to the ownership of its Property and/or to the conduct of its business, which violation, default and/or failure to obtain would have a Material Adverse Effect.

        5.14. Compliance with Environmental Law. Except where any such violation would not have a Material Adverse Effect, the Borrower and its Subsidiaries are not in violation of any applicable Federal, state and/or local laws, statutes, rules, regulations and/or ordinances relating to public health, safety and/or the environment including, without limitation, those relating (a) to releases, discharges, emissions and/or disposal into air, water, land and/or groundwater, (b) to the withdrawal and/or use of groundwater, (c) to the uses, of handling and/or disposal of polychlorinated biphenyls and/or asbestos, (d) to the disposal, treatment, storage and/or management of hazardous or solid waste, and/or Hazardous Substances and/or crude oil, fractious petroleum derivatives and/or by-products thereof, (e) to exposure to toxic and/or hazardous materials, (f) to the handling, transportation, discharge and/or release of gaseous and/or liquid Hazardous Substances ("Environmental Laws"), and any order, notice and/or demand issued pursuant to such Environmental Laws, in each case applicable to the Property of the Borrower and its Subsidiaries and/or the operation and/or modification thereof.

        5.15. Ownership of Properties. Except as set forth on Schedule "2" hereto, on the date of this Agreement, the Borrower and its Subsidiaries have good title (except for immaterial defects of title), free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements referred to in
   Section 5.4 as owned by it, except as sold and/or otherwise disposed of in the ordinary course of business.

        5.16. Patents and Trademarks. The Borrower and each Subsidiary (i) owns and/or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of its business without any known conflict with the rights of others, and (ii) owns and/or possesses and/or has applied for all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the planned conduct of its business for the next six months, without any known conflict with the rights of others, except, with respect to clauses (i) and (ii), where the failure to own and/or possess any patents, trademarks, trade names, service marks, copyrights, licenses and/or rights would not have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole, and/or subject the Borrower to any material liability in connection with any infringement and/or similar cause of action related to any of the foregoing.

        5.17. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.


                              ARTICLE VI

                               COVENANTS

        During the term of this Agreement, unless the Required
   Lenders shall otherwise consent in writing:

        6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

             (i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

             (ii) Within 60 days after the close of the first
                  three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, (i) consolidated unaudited balance sheets as at the close of each such period setting forth in comparative form the consolidated figures for the fiscal year then most recently ended
                  (ii) consolidated profit and loss and
                  reconciliation of surplus statements and a statement of cash flows for such period and for the period from the beginning of such fiscal year to the end of such quarter, in each case setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all certified by its chief financial officer as presenting fairly, in all material respects, the financial condition of the Borrower and its Subsidiaries, subject to normal end of period adjustments.

             (iii)  Together with the financial statements
                  required hereunder, a compliance certificate in substantially the form of Exhibit "C" hereto signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

             (iv) Within 270 days after the close of each
                  fiscal year, a statement of the Unfunded
                  Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

             (v) As soon as possible and in any event within 20 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

             (vi) As soon as possible and in any event within
                  20 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Hazardous Substance into the environment, and
                  (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect.

             (vii)  Promptly upon the furnishing thereof to
                  the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

             (viii) Promptly upon the filing thereof, copies
                  of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

             (ix) Such other information (including non-
                  financial information) as the Agent or any Lender may from time to time reasonably request.

        6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to repay loans under the Existing Credit Agreement, for working capital and general corporate purposes and to repay outstanding Advances. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the

   Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to make any Acquisition, other than Permitted Acquisitions.

        6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Agent of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect. The Agent will promptly notify each Lender of its receipt of any such notice.

        6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits, business or Property, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor, and/or materials, which if unpaid might become a Lien upon any Property of the Borrower or such Subsidiary; provided the Borrower or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable and/or claim (i) the validity, applicability and/or amount of which is being contested in good faith by appropriate actions and/or proceedings, the pendency of which actions and/or proceedings will, and which actions and/or proceedings, if determined favorably to the Borrower or such Subsidiary will, prevent the forfeiture and/or sale of any material Property of the Borrower or such Subsidiary and/or any material interference with the use thereof by the Borrower or such Subsidiary, and the Borrower and such Subsidiary sets aside on its books, reserves deemed by it to be adequate with respect thereto, and/or (ii) if such tax, assessment, charge, levy, account payable, and/or claim would not have a Material Adverse Effect.

        6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

        6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the violation of which would have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.17.

        6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

        6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or the Lenders may designate.

        6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than (i) dividends payable in its own capital stock and (ii) excluding share repurchases used solely to fund employee stock purchase plans, provided such share repurchases do not exceed $1,000,000 in any fiscal quarter) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding ("Restricted Payments"), except that any Subsidiary may declare and pay dividends to the Borrower or to a wholly-owned Subsidiary and the Borrower may make Restricted Payments in any one fiscal quarter up to an amount not in excess of 50% of the sum of consolidated net income during the four fiscal quarters ending on the date of determination less any Restricted Payments paid during such period, provided that during the term of this Agreement the total amount of Restricted Payments made shall not exceed $25,000,000 and further, provided no Restricted Payment may be made if prior to, and after giving effect thereto, any Default or Unmatured Default exists.

        6.11. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (i) any Subsidiary of the Borrower may merge and/or consolidate with and/or into the Borrower or any wholly-owned Subsidiary or any other corporation so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving and/or continuing corporation and in any merger and/or consolidation involving any other corporation, upon completion of such merger and/or consolidation the surviving corporation is a wholly-owned Subsidiary of the Borrower; and (ii) the Borrower may consolidate and/or merge with any other corporation if (a) the Borrower is the surviving and/or continuing corporation and remains a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and (b) at the time of such consolidation and/or merger, and after giving effect thereto, no Default or Unmatured Default shall have occurred and be continuing or would result therefrom.

        6.12. Sale of Assets. Without the prior written consent of the Agent and the Lenders, which consent shall not be unreasonably withheld, the Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (a) any sale of inventory in the ordinary course of business,
   (b) any sale by foreign Subsidiaries of accounts receivable and notes receivable, (c) any lease, sale or other disposition in arms-length transactions where the Borrower or such Subsidiary receives consideration at fair market value, which consideration in the aggregate for all such transactions during the term of this Agreement shall not exceed $20,000,000, (d) any lease of land to a lessor as part of a synthetic lease transaction for new real property, and (e) any sale or disposition of the Semiconductor Systems Division of the Borrower in an arms-length transaction; provided that if such sale or disposition is for cash, such cash proceeds shall be used to repay Loans hereunder

        6.13. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary (except foreign Subsidiaries) to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

        6.14. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property other than such sale/leaseback transactions which shall involve a sale of such Property by the Borrower or a Subsidiary occurring not later than one year after either (a) the date of the acquisition of such Property by the Borrower or a Subsidiary, or (b) if such Property is real estate, the date such Property is first occupied for use by the Borrower or a Subsidiary, provided that the net proceeds to the Borrower or Subsidiary of such sale are at least equal to the fair market value of such Property.

        6.15. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to make or suffer to exist any Contingent Obligation, except (i) by endorsement of instruments for deposit or collection, or the discounting of receivables of foreign Subsidiaries, in the ordinary course of business, (ii) Contingent Obligations of the Borrower with respect to obligations of Subsidiaries incurred in the ordinary course of a Subsidiary's business as presently conducted and (iii) other Contingent Obligations provided that the aggregate amount thereof at any one time does not exceed $10,000,000.

        6.16. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

             (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

             (ii) Liens imposed by law, such as carriers',
                  warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

             (iii)  Liens arising out of pledges or deposits
                  under worker's compensation laws,
                  unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

             (iv) Utility easements, building restrictions and
                  such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

             (v)  Real property security interests in
                  connection with obligations or borrowed money of the Borrower, directly related to the acquisition, development and improvement of the facilities of the Borrower on land owned by the Borrower in Hercules, California, provided, however, that the ratio of (1) the original principal amount of obligations for borrowed money secured by such security interests, to (2) the fair market value of the assets subject thereto, shall not be greater than or equal to 1.00 to
                  1.00 for any synthetic lease of real property and 0.70 to 1.00 for any other type of transaction.

             (vi) Liens in connection with banker's acceptances
                  with maturities not in excess of 180 days.

             (vii) Liens on accounts receivable of foreign
                  Subsidiaries securing loans and advances to foreign Subsidiaries in principal amounts not exceeding $10,000,000 at any one time.

             (viii) Liens against equipment, property, or
                  plant leased by the Borrower or any
                  Subsidiary in favor of the lessor thereof.

             (ix) Purchase money mortgages with respect to
                  purchases of personal property permitted hereunder, and extensions, renewals and refinancing thereof so long as the principal amounts thereof are not increased.

             (x)  Liens on documents and related property
                  arising in connection with trade letters of credit issued in the ordinary course of business.

             (xi) Liens to secure the performance of tenders,
                  statutory obligations, bids, leased,
                  government contracts, performance and surety bonds and other similar obligations.

             (xii)  Liens (excluding liens permitted under
                  sections (i) through (xi) above) existing on the date hereof, the aggregate amount of liabilities secured by which does not exceed $5,000,000. All Liens securing liabilities in excess of $250,000 are listed on Schedule 2 hereto.

             (xiii) Liens excluding liens permitted under
                  sections (i) through (xii) above to secure obligations of the Borrower or any Subsidiary, the principal amount of which does not exceed $15,000,000 at any one time.

        6.17. Unfunded Liabilities. The Borrower will not permit to exist any Unfunded Liabilities under any Plan.

        6.18. Consolidated Tangible Net Worth. The Borrower will maintain Consolidated Tangible Net Worth as of the end of each fiscal quarter of not less than the sum of (a) $155,000,000 plus (a) 50% of the amount, if positive, of the cumulative consolidated net income of the Borrower and its Subsidiaries after September 30, 1997, plus (c) 50% of the aggregate positive equity contributions received by the Borrower and its Subsidiaries in connection with the issuance of capital stock of the Borrower and /or its Subsidiaries subsequent to September 30, 1997.

        6.19.  Total Indebtedness / Adjusted EBITDA Ratio.
   The Borrower will not permit the Total Indebtedness /
   Adjusted EBITDA Ratio to be equal or exceed 4.00 to 1.00 at any time.

        6.20. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio to be less than
   2.50 to 1.0 at the end of any fiscal quarter.


                              ARTICLE VII

                               DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

        7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        7.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

        7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3 6.10, 6.11, 6.12, 6.13,
   6.14, 6.15, 6.16, or 6.17; or the breach by the Borrower of any of the terms or provisions of Sections 6.18, 6.19 or 6.20, which is not remedied within 10 days.

        7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Agent or any Lender.

        7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness with a then outstanding principal amount in excess of $5,000,000 ("Major Indebtedness") or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Major Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to permit the holder or holders of such Major Indebtedness to cause such Major Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries of a then outstanding principal amount of $500,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

        7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
   (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
   Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

        7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6 (iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

        7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

        7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

        7.10.  Any Unfunded Liabilities in excess of
   $500,000 shall exist or any material Reportable Event shall occur in connection with any Plan.


                             ARTICLE VIII

            ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

        8.1.  Acceleration  If any Default described in
   Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. The Agent shall give the Borrower prompt written notice of any acceleration hereunder.

        If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

        8.2.  Amendments.  Subject to the provisions of this
   Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

             (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

             (ii) Reduce the percentage specified in the
                  definition of Required Lenders.

             (iii)  Increase the amount of the Commitment of
                  any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

             (iv) Amend this Section 8.2.

   No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

        8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                              ARTICLE IX

                          GENERAL PROVISIONS

        9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

        9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

        9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan
   Documents.

        9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

        9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.
   This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

        9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder (other than these resulting from the bad faith, gross negligence or willful misconduct of any Lender or the Agent.) The obligations of the Borrower under this Section shall survive the termination of this Agreement.

        9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

        9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

        9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

        9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY

   LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER
   INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY
   ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN
   DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO,
   ILLINOIS.

        9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.


                               ARTICLE X

                               THE AGENT

        10.1. Appointment; Nature of Relationship. The First National Bank of Chicago is hereby appointed by the Lenders as Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of
   Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

        10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

        10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

        10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent in its individual capacity. No Lender shall have any duty to disclose to the Agent or the other Lenders information voluntarily furnished by the Borrower to such Lender in its individual capacity.

        10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

        10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

        10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the

   Agent on behalf of the Lenders and not reimbursed by the Borrower, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which are not reimbursed by the Borrower and which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. If the Agent later receives any such amount from the Borrower it will reimburse the Lenders for any applicable amounts paid under this Section 10.8. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

        10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.
   The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

        10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

        10.12. Agent's Fees. The Borrower agrees to pay to the Agent, for its own account, the fees pursuant to that certain fee letter dated April 7, 1998 between the Borrower and the Arranger, or as otherwise agreed from time to time.

        10.13. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and the Borrower.


                              ARTICLE XI

                       SETOFF; RATABLE PAYMENTS

        11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

        11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such benefitted Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such benefitted Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. If all or any portion of such excess payment or benefits is thereafter recovered from such benefitted

   Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery but without interest.


                              ARTICLE XII

           BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

        12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
   Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

        12.2.  Participations.

             12.2.1.Permitted Participants; Effect.  Any
   Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

             12.2.2.Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

             12.2.3.Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

        12.3.  Assignments.

             12.3.1.Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided that any such assignment shall be in a minimum amount of $5,000,000. Such assignment shall be substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

             12.3.2.Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee by the assignor or the assignee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

        12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries provided such Transferee has executed a confidentiality agreement in the form of Exhibit "F" hereto.

        12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.


                             ARTICLE XIII

                                NOTICES

        13.1. Giving Notice. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

        13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                              ARTICLE XIV

                             COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

        IN WITNESS WHEREOF, the Borrower, the Lenders and the
   Agent have executed this Agreement as of the date first above written.

                                 BIO-RAD LABORATORIES, INC.


                                 By:    /s/  Ronald W. Hutton
                                 Print Name: Ronald W. Hutton
                                 Title:      Treasurer
                                      1000 Alfred Nobel Drive
                                      Hercules, California  94547

                                 Attention:  Mr. Ronald W. Hutton
                                             Treasurer


                                 THE FIRST NATIONAL BANK OF CHICAGO,
                                 as the Agent and as a Lender


                                 By:    /s/  Betty Francis-Samilton
                                 Print Name: Betty Francis-Samilton
                                 Title:      Custom Service Officer
                                       777 South Figueroa Street, 4th Floor
                                       Los Angeles, California  90017

                                 Attention:   Mr. Anthony B. Mathews
                                              Managing Director


                                 UNION BANK OF CALIFORNIA, N.A., as a
                                 Lender


                                 By:    /s/  Glenn Leyrer
                                 Print Name: Glenn Leyrer
                                 Title:      Assistant Vice President
                                       350 California Street, 6th Floor
                                       San Francisco, California  94104

                                 Attention:  Mr. Glenn Leyrer
                                             Assistant Vice President

                                 ABN AMRO BANK N.V., as a Lender


                                 By:    /s/  Gina M. Brusatori
                                 Print Name: Gina M. Brusatori
                                 Title:      Vice President


                                 By:    /s/  Dianne D. Barkley
                                 Print Name: Dianne D. Barkley
                                 Title:      Group Vice President
                                       101 California Street, Suite 4550
                                       San Francisco, California  94111-5812

                                 Attention:  Ms. Gina M. Brusatori
                                             Vice President & Director


                                 BANQUE NATIONALE DE PARIS, as a Lender


                                 By:  /s/ Katherine Wolfe   /s/ Debra Wright
                                 Print Name: Katherine Wolfe    Debra Wright
                                 Title:      Vice President     Vice President
                                       180 Montgomery Street
                                       San Francisco, California  94104

                                 Attention:  Ms. Debra H. Wright
                                             Vice President, Corporate Banking

                              EXHIBIT "A"

                                 NOTE


                                              Hercules, California

                                           ______________, 19__

       FOR VALUE RECEIVED, BIO-RAD LABORATORIES, INC., a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of (the "Lender") at the office of The First National Bank of Chicago, a national banking association (the "Administrative Agent"), located at One First National Plaza, Chicago, Illinois 60670, in lawful money of the United States and in immediately available funds, on the dates required under that certain Credit Agreement dated as of May 15,1998 among the Borrower, the lenders from time to time party thereto, including the Lender, and the Agent (as the same may be amended or modified and in effect from time to time, the "Agreement"), the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement.

      The Borrower further agrees to pay interest in like money and funds at the office of the Agent referred to above, on the unpaid principal balance hereof from the date advanced until paid in full at the applicable rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on or before the Facility Termination Date. The Lender shall, and is hereby authorized to record the date and amount of each Loan and the date and amount of each payment of principal and interest, and applicable interest rates and other information with respect thereto, on the schedules annexed to and constituting a part of this Note (or by any analogous method the holder hereof may elect consistent with its customary practices); provided, however, that the failure to make a notation or the inaccuracy of any notation shall not limit or otherwise affect the obligations of the Borrower under the Agreement and this Note.

      This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Agreement, to which reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.


               BIO-RAD LABORATORIES INC.


               By:
               Print Name:
               Title:

                    SCHEDULE OF LOANS AND PAYMENTS
                                  TO
                 NOTE OF BIO-RAD LABORATORIES, INC.,
                        DATED _________, ____




           Principal   Maturity                Principal            Interest
           Amount  of  of  Interest  Interest  Amount   Unpaid      Amount
   Date    Loan        Period        Rate      Paid     Balance     Paid

                              EXHIBIT "B"

                            FORM OF OPINION

                                            _______________, 19__
   [Names of Lenders]
   c/o The First National Bank of Chicago,
     as Agent
   One First National Plaza
   Chicago, Illinois 60670

   Gentlemen/Ladies:

        I am the General counsel for Bio-Rad Laboratories, Inc., a Delaware corporation (the "Borrower"). I understand that you and the Borrower have entered into a Credit Agreement dated as of May 15, 1998 (the "Agreement"). Although I have not participated in the preparation or negotiation of the Agreement, I have reviewed the Agreement and am familiar with its terms and conditions. The Borrower has requested that I furnish this opinion to you pursuant to section 4.1 (vii) of the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

        I have been furnished and have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies of the originals, of such records of the Borrower, agreements and other instruments, certificates of officers, agents and representatives of the Borrower, certificates of public officials and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In addition, I assume that none of the Lenders has waived or released any of its rights or remedies under the Agreement or is estopped from asserting or maintaining any of the same and that no breach of or default under the Agreement has occurred or is continuing. Based on the foregoing, I am of the opinion that:

        1. The Borrower is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Delaware. The Borrower is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary, except for those failures to be so qualified or in good standing which will not in the aggregate have a material adverse effect on the Borrower and its Subsidiaries taken as a whole. The Borrower has all requisite corporate authority to own, lease and license its properties and conduct its business as now being conducted.

        2. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of the Obligations have been duly authorized by all necessary corporate actions and proceedings on the part of the Borrower and will not:

        (a)  require any consent of the Borrower's stockholders,

        (b) violate any order, writ, judgment, injunction, decree or award known to me after reasonable inquiry and binding on the Borrower, or any law, rule or regulation binding on the Borrower, or the Borrower's Certificate of Incorporation or By-laws, or any material indenture, instrument or agreement know to me after reasonable inquiry and binding on the Borrower; or

        (c) result in, or require, the creation or imposition of any Lien pursuant to any material indenture, instrument or agreement known to me after reasonable inquiry and binding on the Borrower.

        3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legally, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except (a) as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors rights generally, and (b) that the remedies of specific performance and injunction and other forms of equitable relief, and the enforceability of sections 9.12 and 9.13 of the Agreement (relating to choice of law and choice of forum), are subject to equitable and other defenses and to the discretion of the court before which any proceedings therefor may be brought.

        4. To the best of my knowledge after reasonable inquiry, there is no litigation or proceeding against the Borrower which, if adversely determined, would materially and adversely affect the business or condition of the Borrower and its Subsidiaries taken as a whole.

        5. No approval, authorization, consent, adjudication or order of any governmental authority which has not been obtained by the Borrower is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or the payment by the Borrower of the Obligations.

        Please be advised that I am licensed and qualified to practice law only in the State of New York and am familiar only with the laws of that State, and the General Corporation Law of the State of Delaware. Accordingly, I am not called upon to express and do not express herein any opinion with regard to the effect, application, interpretation or construction of any law, rule or regulation other than the laws, rules and regulations of the State of New York and the General Corporation Law of the State of Delaware.

        This letter is solely for the use of the Lenders, Purchasers, and Participants in connection with their execution and delivery of the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is this letter to be filed with or referred to as a whole or in part in any document, and no person other than the Lenders, Purchasers and Participants is authorized to review or receive this letter or a copy of this letter or any excerpt or portion hereof, or to rely on this letter, for any purpose.


                                 Yours very truly,

                              EXHIBIT "C"

                        COMPLIANCE CERTIFICATE




   To:  The Lenders parties to the
        Credit Agreement Described Below

        This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of May 15, 1998 (as amended, modified, renewed or extended from time to time, the "Agreement") among the Borrower, the lenders party thereto and The First National Bank of Chicago, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

   1. I am the duly elected ______________ of the Borrower;

   2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

   3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

   4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct [and Schedule II attached hereto sets forth the determination of the interest rate to be paid for Advances commencing five Business Days following the delivery hereof.]

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

      The foregoing certifications, together with the computations set forth in Schedule I [and Schedule II] hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ______________, 19__.

                                [SAMPLE]

         SCHEDULE I TO COMPLIANCE CERTIFICATE I TO COMPLIANCE
                              CERTIFICATE

                     Schedule of Compliance as of  with
                   Provisions of _____ and ______ of
                             the Agreement

                              EXHIBIT "D"

                         ASSIGNMENT AGREEMENT

        This Assignment Agreement (this "Assignment Agreement") between __________________ (the "Assignor") and ___________
   (the "Assignee") is dated as of _________________, 19__.
   The parties hereto agree as follows:

        1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit
   Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

        2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights (excluding any right of Assignor to indemnification under Section 9.7 of the Credit Agreement) and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of
   Schedule 1.

        3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section [12.3.1] of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

        4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Fixed Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Fixed Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Fixed Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment
   Date for such Fixed Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective
   Date to the end of the existing Interest Period applicable to such Fixed Rate Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed
   Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Fixed Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Fixed Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Fixed Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Fixed Rate Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Fixed Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed
   Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Fixed Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans, or the Payment Date, in the case of Fixed
   Rate Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

          1Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

        5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or [commitment] fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Fixed Rate Loans, the
   Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the
   _____________________________
   1  to be inserted if required by the Credit Agreement.

   Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned
   to the Assignee hereunder if each interest rate was     of 1%
   less than the interest rate paid by the Borrower or if the
   commitment fee was     of 1% less than the commitment fee
   paid by the Borrower, as applicable.  In addition, the Assignee
   agrees to pay     % of the recordation fee required to be paid
   to the Agent in connection with this Assignment Agreement.

        6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

        7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1,
   (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [(vii) confirms that it is an Eligible Assignee,]* [and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].2

        8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

        9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section [12.3.1] of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under [Sections 4, 5 and 8] hereof.

        10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

        11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

        12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

        13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.
   _____________________________
   2 to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                                 [NAME OF ASSIGNOR]


                                 By:
                                 Title:




                                 [NAME OF ASSIGNEE]


                                 By:
                                 Title:

                               EXHIBIT "I"

                        to Assignment Agreement


                                NOTICE
                             OF ASSIGNMENT

                                       __________________, 19__
   To:  [NAME OF BORROWER]3



        [NAME OF AGENT]




   From:[NAME OF ASSIGNOR] (the "Assignor")

        [NAME OF ASSIGNEE] (the "Assignee")

        1. We refer to that Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit
   Agreement.

        2. This Notice of Assignment (this "Notice") is given and delivered to ****[the Borrower and]**** the Agent pursuant to Section [12.3.2] of the Credit Agreement.

        3. The Assignor and the Assignee have entered into an Assignment
   Agreement, dated as of            , 19   (the "Assignment"),
   pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the
   Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections [12.3.1 and 12.3.2] of the Credit Agreement have been delivered to the
   Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.
   _____________________________
   3 To be included only if consent must be obtained from the Borrower pursuant to Section 12.3.1 of the Credit Agreement.

        4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section
   3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee.
   At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

        5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $3,500 required by Section 12.3.2 of the Credit Agreement.

        6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

        7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

        8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

        9. The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.4
   ____________________________
   4 May be eliminated if Assignee is a party to the Credit
   Agreement prior to the Effective Date.

   NAME OF ASSIGNOR                 NAME OF ASSIGNEE

   By:                              By:

   Title:                           Title:


   ACKNOWLEDGED [AND CONSENTED TO   ACKNOWLEDGED [AND
   BY [NAME OF AGENT]               CONSENTED TO] BY [NAME OF
                                    BORROWER]

   By:                              By:

   Title:                           Title:


            [Attach photocopy of Schedule 1 to Assignment]

                              SCHEDULE 1

                        to Assignment Agreement


   1. Description and Date of Credit Agreement:

   2. Date of Assignment Agreement: ___________, 19__.

   3. Amounts (As of Date of Item 2 above):




                     Facility     Facility    Facility    Facility   Facility
                     1*           2*          *3          *4         *5
                     $ _______    $ _____     $ _____     $  ______  $ ______


   a. Total of
     Commitments
     (Loans)** under
     Credit Agreement


   b. Assignees Per-    ______%    _______%    _______%     ______%     _____%
     centage of each
     Facility
     purchased under
     the Assignment
     Agreement ***


   c. Amount of       $ _______    $ _____     $ _____     $  ______  $ ______
     Assigned Share in
     each Facility
     purchased under
     the Assign-ment
     Agreement



   1.   Assignee's Aggregate
        (Loan Amount)**   Commitment Amount
        Purchased Hereunder: $________

   2.   Proposed Effective Date:
        Accepted and Agreed:________

   [NAME OF ASSIGNOR]               [NAME OF ASSIGNOR]
   By:                              By:
   Title:                           Title:

     *  Insert specific facility names per Credit Agreement
    **  If a Commitment has been terminated, insert outstanding
        Loans in place of Commitment
   ***  Percentage taken to 10 decimal places

           Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

               Attach Assignor's Administrative Information Sheet,
                              which must
          include notice address for the Assignor and the Assignee

                              EXHIBIT "E"

            LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

   To The First National Bank of Chicago,
   as Agent (the "Agent") under the Credit Agreement
   Described Below.

   Re: Credit Agreement, dated May 15, 1998 (as the same may be amended or modified, the "Credit Agreement"), among Bio-Rad Laboratories, Inc. (the "Borrower"), the Agent, and the Lenders named therein Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

        The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.13 of the Credit Agreement.

   Facility Identification Number(s)

   Customer/Account Name

   Transfer Funds To

   For Account No.

   Reference/Attention To

   Authorized Officer (Customer Representative) Date

   ______________________________       ___________________________
   (Please Print) Signature             Signature


   Bank Officer Name                    Date _______________________

   ______________________________       ___________________________
     (Please Print)                     Signature


   (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                              EXHIBIT "F"

         CONFIDENTIALITY AGREEMENT BETWEEN (BANK), AND COMPANY

     ____________________________________________________________


                           [BANK LETTERHEAD]



   Attn:


   Dear          :


        __________________ (the "Bank") is interested in
   receiving information with respect to the Company which is non-public, confidential or proprietary in nature ("Information") in order to evaluate ____________ (the "Financing"). Accordingly, the Company and the Bank agree as follows:

        1. Non-Disclosure. The Bank agrees that it will not disclose without the prior consent of the Company any Information which is furnished by Company to the Bank and which is designated by the Company to the Bank in writing as confidential, provided, however, that the Bank may disclose any Information:

             (a) to its directors, employees, auditors or counsel or any other party necessary in the credit approval process (collectively "representatives") to whom it is necessary to show the Information, [each of which shall be informed by the Bank of the confidential nature of the Information]; and

             (b) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over the Bank, or as may otherwise be required by law (provided that the Bank shall give the Company prior notice of the disclosure permitted by this Section (b) unless such notice is prohibited by the subpoena, order or law);

             (c) upon the request or demand of any regulatory agency or prospective authority having jurisdiction over the Bank; and

             (d) to prospective lenders in the primary and secondary syndication, provided that all such prospective lenders execute an agreement with the Bank containing provisions substantially the same as those contained in this Agreement.

        2. Public Information. The restrictions contained in the Agreement shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Bank or the Bank's representatives; or (b) becomes available to the Bank on a non-confidential basis from a source other than the Company or one of its agents or (c) was known to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Company or one of its agents.

        3. General Provisions. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements of the parties relating to the subject matter hereof. The parties acknowledge however that, upon the execution of definitive loan documents, some or all of the confidentiality obligations of the Bank with respect to the Information hereunder may be superseded by the confidentiality provisions of the loan documents upon the terms set forth therein. This agreement is only for the benefit of the parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.


                                ("Bank")

                                By:

                                Its:
                                Date:
                                Accepted and Agreed:


                                [Borrower]


                                By:

                                Its:
                                Date:

                             SCHEDULE "1"

                             SUBSIDIARIES

                           (See Section 5.8)

                             SCHEDULE "2"

                        INDEBTEDNESS AND LIENS

                          (See Section 6.16)


    Indebtedness    Indebtedness       Property       Maturity and Amount
     Incurred By       Owed To        Encumbered        of Indebtedness

                             SCHEDULE "3"

                 LITIGATION AND CONTINGENT OBLIGATIONS

                           (See Section 5.7)

                             SCHEDULE "4"

                           LETTERS OF CREDIT

                             SCHEDULE "5"

                           PRICING SCHEDULE


   Total Indebtedness/
   Adjusted EBITDA Ratio          Applicable Margin     Applicable Fee Rate

   Less than or equal to            0.450%                0.150%
       0.75 : 1.00

   Greater than 0.75 : 1.00         0.550%                0.200%
   but less than or equal to
       1.50 : 1.00

   Greater than 1.50 : 1.00         0.650%                0.200%
   but less than or equal to
       2.00 : 1.00

   Greater than 2.00 :  1.00        0.750%                0.250%
   but less than or equal to
       2.50 : 1.00

   Greater than 2.50 :  1.00        0.875%                0.250%
   but less than or equal to
       3.00 : 1.00

   Greater than 3.00 :  1.00        1.000%                0.250%
   but less than or equal to
       3.50 : 1.00

   Greater than 3.50                1.250%                0.300%


                             SCHEDULE "6"

                      INITIAL COMMITMENT SCHEDULE
                         (as of May 15, 1998)


   LENDER                               COMMITMENT        PERCENTAGE

   The First National Bank of Chicago   $29,000,000       29.0000%

   Union Bank of California, N.A.       $28,000,000       28.0000%

   ABN AMRO Bank N.V.                   $28,000,000       28.0000%

   Banque Nationale de Paris            $15,000,000       15.0000%



                                      68


